Exhibit 10.1

SYNDICATION AGREEMENT

This Syndication Agreement (the "Agreement") shall be effective this 17 day of April 2015 (the "Effective Date").

BETWEEN:	Yellow Pages Digital & Media Solutions Limited, a corporation duly incorporated having a place of business at 16 Place du Commerce, Verdun, Québec H3E
2A5 (hereinafter referred to as "YP")

AND:	UBL Interactive, Inc., a corporation duly incorporated having a place of business at 6701 Carmel Road, Suite 202, Charlotte, North Carolina 28226
(hereinafter referred to as "UBL")

WHEREAS YP offers a number of services to its customers, including the ability to syndicate their Business Listing ("YP Content") throughout a network of website publishers;

WHEREAS UBL is a technology provider engaged in publishing or syndicating content through a network of website publishers (the "UBL Network");

AND WHEREAS UBL shall syndicate and provide analytical reporting for the YP Content throughout the UBL Network and grant a license to the UBL Technology in accordance with the terms and conditions herein (collectively referred to as the “Services”);

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.	DEFINITIONS

API means an Application Program Interface developed or utilized for the purpose of this Agreement.

Business Listing means a business entity detailed by but not limited to: name, address, phone numbers, email, website address, hours of operation, description texts, images, video, deals, possible service links and such related information as related to a Business Listing of the YP Customer. Any portion of a Business Listing can be updated unlimited number of times during Term, including new additions and removals.

Distribution Properties means the website publishers available for syndication of YP Content as enumerated in Schedule E.

UBL Real Time Network means the YP approved list of Distribution Properties as enumerated in Schedule A and as may be updated from time to time by the Parties per Section 2.5.

YP Content the YP Customer Business Listing transferred to UBL for syndication over the UBL Network.

YP Customer means an entity that has contracted with YP to obtain or receive a set of defined YP products or services.

2.	LICENSE AND SYNDICATION OF CONTENT

2.1	UBL hereby grants to YP a non-sublicensable, non-transferable right and license to the Diagnostic Audit Tool, Syndication Technology, API, Software, UBL Licensed Third Party Technology, and related UBL Technical Components (“UBL Technology”) associated with Services covered under this Agreement. UBL shall provide YP with any upgrades and enhancements to the UBL Technology as available, within a reasonable time period that will be defined jointly by the parties.

2.2	UBL hereby agrees to provide YP continuous, unobstructed, and technically supported access to a current version of the UBL Technology, including the Diagnostic Audit Tool technology. YP shall use the UBL Technology and more particularly the Diagnostic Audit Tool for active or prospective YP Customers to analyze and validate their YP Content on various Distribution Properties as enumerated in more detail in Schedule B.

2.3	The Parties hereby agree to create and maintain an API (or series of APIs as technically required) whereby YP shall provide the YP Content to UBL who shall distribute it over the UBL Network. UBL agrees to develop and maintain the Services and to implement the API, the whole in accordance with the technical specification found in Schedule B, the reporting specifications found in Schedule D, and at the service levels established in Schedule C.

2.4	UBL hereby agrees to create and maintain a technical framework and workflow process for YP Content in support of all required automatic and manual claiming syndication to Distribution Properties, in accordance with the technical specification found in Schedule B.

2.5	YP Content Syndication: YP will provide direction to UBL, as part of the YP syndication service construct and the technical specification found in Schedule B, on which Distribution Properties of the UBL Network listed in Schedule A it wishes the YP Content be syndicated. YP may select different Distribution Properties within the UBL Network to be part of the YP Content syndication workflow depending on the needs of the YP Customer.

2.6	UBL Network Composition: On no more than a quarterly basis (every 90 days following the Commercial Service Date), YP may alter its selection of Distribution Properties in the UBL Network by providing UBL written notice for a requested removal or addition of a Distribution Property. UBL shall affirm receipt of the written notice for change within ten (10) business days. UBL shall execute all changes within a reasonable time period that will be defined jointly by the parties, ensuring all previous YP Customer orders for YP Content syndication are maintained without service disruption.

2.7	Each YP Customer shall be provided a unique identifier per unique location by YP (YP Content ID) for tracking and reporting purposes. UBL shall provide YP with all detailed Distribution Property reporting in alignment with the YP Content ID in accordance with the Distribution Property unique Business Listing alphanumeric identifiers that map to YP Content ID, and Schedule D hereto

3.	REPORTING

3.1	UBL shall provide accurate and continuous reporting for all activities contemplated in this Agreement to YP as enumerated in Schedule D, including but not limited to: YP diagnostic audit reporting, YP Content syndication validation, YP Content activity tracking, and validation of manual claiming syndication activities for YP Customer (collectively “Reporting Records”).

4.	LICENCE TO PUBLISH YP CONTENT

4.1	YP hereby grants to UBL a limited, non-exclusive, non-sublicensable, non-transferable right and license for the sole purpose of publishing, transmitting, integrating, and displaying the YP Content on the UBL Network. UBL shall not be permitted to use the YP Content for any other purpose, including without limitation, to create tools or value finders, or to mine the content for any other site (including the UBL Network). Should UBL wish to sub-license (ie. re-syndicate) the YP Content to any other party, it must obtain YP's prior express written consent.

4.2	YP and/or its partners have proprietary rights, including, without limitation, copyright and trade-mark rights in the YP Content. YP therefore only grants UBL the right the publish, transmit, integrate and display the YP Content on the UBL Network for the purpose of syndicating the Business Listings as described in Section 2. YP shall have the right to own, during and following expiration or termination of the Agreement, any and all Distribution Property issued publishing API Token’s utilized by UBL under this Agreement, that allow for the automatic Business Listing syndication of YP Content to the Distribution Property.

5.	FEES

5.1	YP shall make monthly payments to UBL for the Services rendered under this Agreement in accordance with the UBL Network (per Schedule A) of Distribution Properties, the total validated active YP Customers (“Validated YP Customers”), and the related Fee Schedule found hereto as per Distribution Property Fees in Schedule E. UBL Reporting Records will provide sufficient detail for YP to determine how the amounts due to UBL were calculated per Validated YP Customer. YP will remit all undisputed amounts within forty-five (45) days of receipt of the detailed report from UBL.

5.2	UBL shall provide to YP within seven (7) business days from the start of each month a detailed report of the current, new or renewed Validated YP Customers in the previous month. Validated YP Customer is calculated as a YP Customers (unique YP Content IDs) that had YP Content syndicated to the UBL Network and the syndication was validated back to YP through a completed technical callback log or Distribution Property URL log, that verified the YP Content was received and/or published by the Distribution Property.

5.3	UBL’s detailed monthly report as described in Section 5.1 and 5.2 of this Agreement will: (i) validate the number of current, new or renewed Validated YP Customers; (ii) validate for each Validated YP Customer the Distribution Properties in the UBL Network (per Schedule A) where the YP Content was syndicated, and (iii) detail the cost payable to UBL by YP in that month for each new or renewed Validated YP Customer.

5.3.1.	Validated YP Customers receive a minimum twelve-month guarantee on Services, including twelve-month Services continuity for new or renewed Validated YP Customer sales (orders) introduced on the last day of the Initial Term of the Agreement. Further documented in Schedule E.

6	AUDIT

6.1	UBL shall maintain clear, complete and accurate Reporting Records. All such Reporting Records shall be maintained during the Term and any Renewal Term for a period of one (1) year following expiration or termination of the Agreement. YP shall have the right, at its expense (except as provided below) to audit UBL’s Reporting Records for the sole and exclusive purpose of verifying performance and associated payment. Such audits shall be made not more than twice per Term, on not less than ten (10) days prior written notice, during regular business hours, by a certified public accounting firm reasonably acceptable to UBL. If the auditor’s figures reflect payment due or performance requires under this Agreement other than those reported by UBL, then UBL shall pay the amount owed. If the auditor’s figures show an over payment of more than 5% from the figures provided by UBL, then UBL shall pay all costs associated with the audit.

7	EXCLUSIVITY

7.1	Throughout the Term, YP shall be the exclusive user of UBL’s technology and UBL Real Time Network in Canada. UBL shall not offer or support its technology and Real Time Network to any individual or organization within the territory of Canada, nor offer the Real Time Network services or UBL’s technology directly to any end-user business customer in Canada. All received inquires by UBL for such services in Canada will be referred to YP through a mutually agreeable process between the Parties and be considered a YP Customer.

7.2	YP agrees to provide UBL access to any YP partner or reseller program that includes the YP syndication service. UBL participation in any YP related program would be in accordance with the execution of an applicable, separate YP agreement.

8	WARRANTY

8.1	YP hereby represents and warrants to UBL that YP is either the owner of the YP Content or YP has the full right, power and authority to enter into this Agreement and to grant UBL all the rights and License specified herein.

8.2	Except for the foregoing warranty, YP makes no representations, warranties or conditions of any kind, either express or implied, as to any matter including, but not limited to, implied warranties of fitness for a particular purpose, merchantability, non-infringement, title or otherwise which would extend beyond the representations and warranties contained herein.

8.3	UBL hereby represents and warrants to YP that the licenses granted herein, the Services to be performed under this Agreement, access to the UBL Network and the UBL Technology shall not infringe any patent, copyright, or other intellectual property rights of a third party. Further, UBL represents that it has the requisite capacity to grant the licenses herein and provide the Services as described under this Agreement.

9	TERM AND TERMINATION

9.1	This Agreement will become effective as of the Effective Date. An initial term of twelve (12) months (“Initial Term”) shall commence when an active YP customer begins making use of the Services described under this Agreement. The Agreement will automatically renew on the same terms and conditions for additional twelve (12) month periods on the anniversary date of the Initial Term (“Renewal Term(s)”) unless YP provides written notice of termination at least sixty (60) calendar days prior to the renewal date (“Initial Term” and “Renewal Term” are collectively referred to as “Term”). Notwithstanding the foregoing, YP may terminate this Agreement for any reason upon a hundred twenty (120) calendar days written notice.

9.2	Either party may terminate this Agreement in the event that the other materially breaches any terms and conditions of this Agreement and fails to cure such breach within thirty (30) calendar days of receiving written notice from the non-breaching party describing such breach.

9.3	In the event either party voluntarily files a petition in bankruptcy or has such a petition involuntarily filed against it (which petition is not discharged within thirty (30) calendar days after filing) or is placed in a receivership or reorganization proceeding or is placed in a trusteeship involving an insolvency, the other party may terminate this Agreement by giving a written termination notice, which termination shall become effective upon receipt.

9.4	Upon expiration or termination of this Agreement, the licenses granted in Section 4 shall immediately terminate. Any termination shall be without prejudice to any other rights or remedies that the terminating party may have against the other party with respect to such default.

9.5	Upon expiration or termination of this Agreement, at YP’s request, UBL shall continue to offer the Services described hereunder, on the same terms and conditions, for the active YP Customers being serviced prior to the expiration or termination date (“Transition Customer”), until such time as the Transition Customers have completed their contractual term with YP. Notwithstanding the foregoing, the transition services will be offered for no more than twelve (12) months from the expiration or termination date.

10	Change of Control (Assignment):

10.1	Neither party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld) except that, a party may assign or otherwise transfer its rights or obligations in whole or in part without such consent to a third party (other than a direct competitor of the other party) in connection with the merger, consolidation or sale of substantially all of the assets or voting control of the assigning party (“Change in Control”). Should during this agreement UBL experience a Change of Control, YP may terminate the Agreement immediately without penalty, or extend the Term of the Agreement for an additional twelve (12) months at the pre Change of Control fee structure.

11	ESCROW

11.1	UBL shall within 15 days of YP’s written notice, deposit the UBL Technology source code, in escrow in accordance with the Source Code Escrow Agreement attached hereto as Schedule F. UBL shall deposit into Escrow all updates of the UBL Technology within 30 days of having implemented said update. YP shall obtain a perpetual, royalty-free license to the UBL Technology and be entitled to immediate receipt and possession of the Source Code without the need for further action on the occurrence of a change event (known as a “Release Event”). A Release Event consists of any of the following: (a) UBL’s decision to no longer offer the Services as described in this Agreement; (b) should UBL make an assignment for the benefit of its creditors in the context of a bankruptcy proceeding, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, file a petition or apply to any tribunal for any receiver, trustee, liquidator or sequestrator of any substantial portion of its property, commence any proceedings under any law or statue of any jurisdiction respecting insolvency, bankruptcy, reorganization, arrangement or readjustment of debt, dissolution, winding-up, composition or liquidation, or otherwise take advantage of any bankruptcy or insolvency legislation whether now or hereafter in effect, or if any receiver, trustee, liquidation or sequestrator of any substantial portion of its property is appointed.

12	CONFIDENTIAL INFORMATION

12.1	In the course of the performance of the Services, YP shall disclose to UBL certain information which is either non-public, confidential or privileged, whether such information is or has been conveyed verbally or in written or any other form (and whether such information has been acquired directly or indirectly such as in the course of discussions or other investigations by UBL) including, without limiting the generality of the foregoing, any technical, financial or business information as well as the name of the customers or partners (whether potential or existing), proposed business deals, corporate strategies, reports, plans, financial or market projections, trade secrets, technical specifications, data, software, documents or any other information relating to YP as well as analyses, summaries, work papers, compilations, comparisons, studies or other documents which contain, reflect or are generated from such information (the "Confidential Information"). UBL shall (i) not disclose Confidential Information to any third party; (ii) restrict disclosure of Confidential Information to only those persons who must be directly involved with the Confidential Information for the Services and who are bound by confidentiality terms not less restrictive than those of this Agreement; (iii) not copy or reproduce Confidential Information without the express written permission of YP, except for such copies as may be absolutely necessary for the Services; (iv) not reverse engineer, de-compile or disassemble any Confidential Information; and (v) promptly notify YP upon discovery of any unauthorised use or disclosure of the Confidential Information and take reasonable steps to regain possession of the Confidential Information and prevent further unauthorized actions or other breach of this Agreement. The obligations contained herein shall not apply to Confidential Information that UBL can demonstrate by independent proof or source (i) was known to UBL before the execution of this Agreement; or (ii) is independently developed by UBL; or (iii) is or becomes, other than by an act or omission on the part of UBL generally available to the public; or (iv) is disclosed to a third party by YP without restriction; or (v) is disclosed pursuant to a legal requirement or that of a governmental agency, provided (a) YP receives a thirty (30) day prior written notice of such requirement and UBL fully cooperates with YP in seeking confidential treatment for any such disclosure; and (b) UBL furnishes only that portion of the Confidential Information which is mandatory and legally required to be disclosed.

12.2	UBL shall return all Confidential Information to YP along with all copies and portions thereof, or certify in writing that all such Confidential Information has been destroyed within ten (10) days of receipt of YP’s written request to that.

13	NOTICES

13.1	All notices under the terms of this Agreement shall be given to the following addresses:

Yellow Pages Digital & Media Solutions Limited
Attention :	Senior Vice-President, Chief Marketing Officer
Address:	16 Place du Commerce, Nuns' Island, Québec, H2A 3A5
Phone:	(514) 934-5800
Fax:	(514) 934-6859

With a copy to:

Address:	16 Place du Commerce, Nuns' Island, Québec, H2A 3A5
Phone:	(514) 934-2888
Fax:	(514) 934-4076
Attention:	Senior Vice-President, Corporate Affairs and General Counsel

UBL
Address:	6701 Carmel Road, Suite 202, Charlotte, NC 28226
Phone:	+1 (704) 200-9929
Fax:	None
Attention:	Mr. Doyal Bryant

13.2	Notices under this Agreement may be sent by registered mail, courier or email. Notices delivered via registered mail shall be deemed to be received when sender is notified of receipt. Notices delivered by courier shall be deemed to be received three two (2) business days from the date they are delivered to courier, and notices sent via email shall be deemed to be received on the date of transmission.

14	GOVERNING LAW

14.1	The laws of the Province of Québec and the laws of Canada applicable therein shall govern the interpretation, validity and effect of this Agreement and the documents incorporated by reference, notwithstanding any conflict of laws provisions. UBL and YP agree that any action or proceeding instituted or related to this Agreement shall be adjudicated by a court of competent jurisdiction located in the district of Montreal, Province of Québec, Canada.

15	INDEMNIFICATION

15.1	The Parties shall indemnify and hold the other harmless along with their respective officers, directors, employees and representatives from any and all losses, damages or costs, including reasonable attorney’s fees and expenses suffered or incurred as a result of or in connection with a breach of the covenants contained herein. Damages being difficult to ascertain in the event of violation of this Agreement, the Parties agrees that, without limiting any of its other rights and remedies available at law or in equity, upon breach of this Agreement a Party shall have the right to obtain specific performance and injunctive or other equitable relief, without proof of actual damages, as a remedy to any such breach. Notwithstanding anything to the contrary contained herein a) neither party will have any liability for any indirect, consequential, exemplary, special, incidental or punitive damages, in each case, arising out of or in connection with this Agreement (including any breach hereof) even if such Party has been advised of the possibility of such damages.

16	MISCELLANEOUS

16.1	The parties are independent contractors, and no agency, partnership, joint venture, employee-employer or franchisor-franchisee relationship is intended or created by this Agreement. Neither party shall make any warranties or representations on behalf of the other party.

16.2	If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

16.3	This Agreement, including the documents incorporated by reference, constitute the entire agreement between UBL and YP with respect to the subject matter hereof and supersede and replace any and all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

16.4	If any of the provisions of the Agreement are determined to be void, invalid or otherwise unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement shall remain in full force and effect.

16.5	Neither party shall be held to have breached this Agreement if they are unable to fulfill their obligations hereunder by virtue of an event beyond their control, including, without limitation, war, fire, flood or a labour disruption.

16.6	The parties have requested that this Agreement be drafted in the English language. Les parties ont exigé que cette entente soit rédigée en langue anglaise.

IN WITNESS WHEREOF, the Parties executed this Agreement as of the Effective Date.

YELLOW PAGES DIGITAL & MEDIA SOLUTIONS LIMITED	UBL Interactive, Inc.

/s/ Rene Poirier	/s/ Doyal Bryant
YP Executive: Rene Poirier Role: Chief Information Officer	Per: Doyal Bryant Title: Chief Executive Officer